Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

COGENT BIOSCIENCES, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Cogent Biosciences, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: The Corporation’s Certificate of Designations of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on February 14, 2024.

SECOND: This Certificate of Amendment to the Certificate of Designations amends the Certificate of Designations as set forth below and was duly authorized by the Board of Directors of the Corporation by unanimous written consent on March 5, 2024, pursuant to the authority conferred upon the Board of Directors by the provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended.

THIRD: Section 2 of the Certificate of Designations is hereby amended by replacing the text “12,280” with “20,580”.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Designations has been executed by a duly authorized officer of the Corporation as of this 21st day of March 2024.

COGENT BIOSCIENCES, INC.

By:	/s/ Evan Kearns
Name: Evan Kearns
Title: Chief Legal Officer

[Signature Page to Certificate of Amendment to the Certificate of Designations]